J. CHRISTOPHER REYES TO RESIGN FROM TRIBUNE BOARD

CHICAGO, June 29, 2007—Tribune Company (NYSE:TRB) today announced that J. Christopher Reyes will resign from its board of directors following the next regularly scheduled meeting on July 18.

In a letter to the company, Reyes said his decision was “based on personal business considerations and commitments, including my increased responsibilities with Children’s Memorial Medical Center and Foundation.”  Reyes has served as a Tribune Company director since 2005, and is presently a member of the audit and nominating & governance committees of the board of directors.

###

TRIBUNE (NYSE:TRB) is one of the country’s top media companies, operating businesses in publishing, interactive and broadcasting. It reaches more than 80 percent of U.S. households and is the only media organization with newspapers, television stations and websites in the nation’s top three markets. In publishing, Tribune’s leading daily newspapers include the Los Angeles Times, Chicago Tribune,Newsday (Long Island, N.Y.), The Sun (Baltimore), South Florida Sun-Sentinel, Orlando Sentinel and Hartford Courant. The company’s broadcasting group operates 23 television stations, Superstation WGN on national cable, Chicago’s WGN-AM and the Chicago Cubs baseball team. Popular news and information websites complement Tribune’s print and broadcast properties and extend the company’s nationwide audience.

MEDIA CONTACT:	INVESTOR CONTACT:
Gary Weitman	Ruthellyn Musil
312/222-3394 (Office)	312/222-3787 (Office)
312/222-1573 (Fax)	312/222-1573 (Fax)
gweitman@tribune.com	rmusil@tribune.com